UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2014

HANDY & HARMAN LTD.
(Exact name of registrant as specified in its charter)

Delaware	1-2394	13-3768097
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Westchester Avenue, Suite N222, White Plains, New York		10604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 461-1300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2014, Handy & Harman Group Ltd. (“HNH Group”), a wholly-owned subsidiary of Handy & Harman Ltd. (the “Company”), and certain subsidiaries of HNH Group, entered into an amended and restated credit agreement (the “Restated Credit Facility”) with PNC Bank, National Association, in its capacities as administrative agent and collateral agent for the lenders thereunder (the “Agent”), which amends and restates the Credit Agreement, dated as of November 8, 2012, as amended, by and between HNH Group, together with certain of its subsidiaries, and the Agent, as administrative agent for the lenders thereunder (the “Prior Facility”).  The Restated Credit Facility provides for an up to $365 million senior secured revolving credit facility, which may be increased by up to $50 million under certain circumstances, including a $20 million sublimit for the issuance of letters of credit and a $20 million sublimit for the issuance of swing loans, to HNH Group.

Approximately $149 million of the proceeds of borrowings under the Restated Credit Facility were used to refinance the term loans under the Prior Facility, including all accrued and unpaid interest thereon, and pay fees and expenses in connection with the transactions and $8 million of the proceeds of borrowings under the Restated Credit Facility were used to pay distributions to the Company.  The remainder of the available borrowings under the Restated Credit Facility may be used for general corporate purposes, letters of credit, capital expenditures and permitted acquisitions, subject to the terms and conditions of the Restated Credit Facility.

The amounts outstanding under the Restated Credit Facility bear interest, at H&H Group’s option, at either LIBOR plus applicable margins of between 1.75% and 2.75%, or at the U.S. base rate (currently, the prime rate) plus 0.75% to 1.75%.  The applicable margins for the Restated Credit Facility are dependent on HNH Group’s quarterly Leverage Ratio as of the end of the prior quarter, as that term is defined in the agreement.  As of the date hereof, the Restated Credit Facility bears interest on the principal amount thereof at a rate of LIBOR plus 2.50% per annum.  The Restated Credit Facility provides for a commitment fee to be paid on unused borrowings. All amounts outstanding under the Restated Credit Facility are due and payable in full on August 29, 2019.

Obligations under the Restated Credit Facility are collateralized by first priority security interests in and liens upon substantially all present and future assets of HNH Group and substantially all of its subsidiaries.  The Restated Credit Facility is subject to certain mandatory prepayment provisions and restrictive and financial covenants (including a maximum ratio limit on Total Leverage, a minimum ratio limit on Fixed Charge Coverage and a minimum Liquidity level, as such terms are defined) as well as customary events of default.

This description of the Restated Credit Facility is qualified in its entirety by the copy thereof filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On August 29, 2014, contemporaneously with the execution and delivery of the Restated Credit Facility, the Credit Agreement, dated as of June 3, 2014, by and between WHX CS Corp. (“WHX CS”), another wholly owned subsidiary of the Comapny, and the Agent was terminated in accordance with the terms thereof and all outstanding amounts thereunder were repaid.  WHX CS incurred no material early termination penalties in connection with the termination of the agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the discussion in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

4.1
Amended and Restated Credit Agreement, as amended, dated as of August 29, 2014, by and among Handy & Harman Group Ltd., certain of its subsidiaries as guarantors, PNC Bank, N.A., in its capacity as agent acting for the financial institutions party thereto as lenders, and the financial institutions party thereto as lenders.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANDY & HARMAN LTD.

Dated: August 29, 2014	By:	/s/ James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer

Exhibits

Exhibit No.	Exhibits

4.1
Amended and Restated Credit Agreement, as amended, dated as of August 29, 2014, by and among Handy & Harman Group Ltd., certain of its subsidiaries as guarantors, PNC Bank, N.A., in its capacity as agent acting for the financial institutions party thereto as lenders, and the financial institutions party thereto as lenders.